UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2021

Randolph Bancorp, Inc.

(Exact name of Registrant as Specified in Its Charter)

Massachusetts	001-37780	81-1844402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Batterymarch Park, Suite 301, Quincy, Massachusetts 02169

(Address of principal executive offices)

(781) 963-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	RNDB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 15, 2021, Evelyn Kaupp, Ronald Perry and Pamela Scott were appointed to serve as directors of Randolph Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Envision Bank (the “Bank”), filling vacancies created by an expansion of the Board of Directors of the Company and the Bank. Ms. Scott will serve as a Class I Director of the Company with a term expiring on the date of the Company’s annual meeting of shareholders in 2023. Ms. Kaupp and Mr. Perry will each serve as a Class III Director with a term expiring on the date of the Company’s annual meeting of shareholders in 2022.  Ms. Kaupp will serve on the Audit Committee of the Company and the Bank.  Mr. Perry and Ms. Scott each will serve on the serve on the Enterprise Risk Management Committee of the Company and the Bank.

Ms. Kaupp, age 58, is a retired tax partner of Deloitte, serving over 31 years with the firm including 21 years as a Tax Partner assisting multinational clients with tax compliance, accounting, enterprise reporting and automation of tax processes. Ms. Kaupp is a graduate of Brown University and obtained her Juris Doctorate from Albany Law School of Union University and her Masters in Taxation from Boston University School of Law. She is a Certified Public Accountant, Member of the AICPA and Member of the Bar in Massachusetts and New York. Ms. Kaupp serves as Board Chair for the YMCA of Greater Boston having held prior roles as Chair of the Finance and Audit & Risk Committees. Ms. Kaupp has expertise in financial reporting, internal controls, and corporate governance with a personal interest in diversity, equity and inclusion. Her expertise and interest bring valuable experience to the Board. Ms. Kaupp is not a party to any transactions that would be required to be disclosed under Section 404(a) of Regulation S-K.

Mr. Perry, age 63, is a Principal at Avison Young, a global, full service commercial real estate firm, since 2016. Prior to joining Avison Young, he spent 16 years at Colliers International, where he had served as president of the firm’s Boston brokerage operations. Mr. Perry began his career in 1984 at Meredith & Grew, which became part of Colliers in 2007, and became the head of the brokerage group in 2008. He was appointed president of the firm in March 2010. Mr. Perry is a licensed real estate broker and a member of the Greater Boston Real Estate Board and Commercial Brokers Association. A graduate of the College of Holy Cross, he was previously a director of Blue Hills Bancorp, Inc. for 7 years and of Catholic Memorial High School for 14 years (currently serving on the board). He was a Big East Basketball Color Analyst for over 30 years. Mr. Perry’s extensive commercial real estate experience and knowledge of the Greater Boston real estate market as well as his valuable insight into managing and overseeing a business brings valuable expertise to the Board. Mr. Perry is not a party to any transactions that would be required to be disclosed under Section 404(a) of Regulation S-K.

Ms. Scott, age 69, is the founder, president and Chief Executive Officer of LVCC, Inc., a business consulting firm. She has more than 30 years of experience in the financial services industry including multiple roles in institutional asset management at State Street Corporation, U.S. Trust Company of New York and Citibank. Since retiring from the banking industry, Ms. Scott was appointed trustee of Salem State University by Governor Deval Patrick, where she later became chair. She currently serves on the Board of Trustees of Essex County Community Foundation, the Board of Directors of BNY Mellon Charitable Gift Fund and The Forsyth Institute. She is also a member of the Trustee Advisory Board at Beth Israel Deaconess Medical Center. She was a director of Blue Hills Bancorp, Inc., Danvers Bancorp, Inc. and Beverly National Bank. Ms. Scott received her BA from Rice University and her MBA from the Tuck School of Business at Dartmouth College, as the business program’s first African American female graduate and where she now serves as a mentor to young professionals and MBA students. An active alumnus of The Partnership, Ms. Scott works to promote career development for minority executives in Boston. Ms. Scott brings the Board extensive experience in financial services and business. Ms. Scott is not a party to any transactions that would be required to be disclosed under Section 404(a) of Regulation S-K.

A press release announcing the elections of Ms. Kaupp, Mr. Perry and Ms. Scott is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press release dated July 15, 2021
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Randolph Bancorp, Inc.

	By:	/s/ William M. Parent
	Name: Title:	William M. Parent President and Chief Executive Officer
Date: July 15, 2021